EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release November 7, 2016

Contact:	Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net earnings of $297,000 or $0.04 diluted earnings per share for the three months ended September 30, 2016, compared to net earnings of $538,000 or $0.06 diluted earnings per share for the three months ended September 30, 2015, a decrease of $241,000 or 44.8%.

The decrease in net earnings for the quarter ended September 30, 2016, was primarily attributable to lower net interest income, higher non-interest expense and higher income tax expense, while partially offset by an increase in non-interest income and a decrease in provision for loan loss. Net interest income decreased $173,000 or 6.6% to $2.5 million for the current quarter just ended primarily due to a decrease in interest income which declined $195,000 or 6.5% to $2.8 million for the recently-ended quarter led principally by a decrease in interest income on loans. Non-interest expense increased $103,000 or 5.0% to $2.2 million for the quarter ended September 30, 2016, primarily due to increases in employee compensation and benefits, as well as occupancy and equipment expense. Income tax expense increased $26,000 or 19.4% and totaled $160,000 for the quarter just ended. Income tax expense in the prior year period was reduced by a FIN 48 reserve related to a previously received federal tax refund. Non-interest income increased $54,000 or 47.4% to $168,000 for the just-ended quarter due primarily to positive results related to the Company’s other real estate owned. The Company’s provision for loan losses decreased $7,000 or 63.6% to $4,000 for the quarter ended September 30, 2016, in response to improved asset quality in the loan portfolio.

At September 30, 2016, assets totaled $295.1 million, an increase of $3.2 million or 1.1%, from $291.9 million at June 30, 2016. This increase was attributed primarily to increases in loans, cash and cash equivalents as well as time deposits in other financial institutions. Loans, net increased $2.8 million or 1.2% to $241.2 million at September 30, 2016, while cash and cash equivalents increased $538,000 or 4.1% to $13.6 million at September 30, 2016. In addition, time deposits in other financial institutions increased $988,000 or 26.6% to $4.7 million at September 30, 2016. Total liabilities increased $3.3 million or 1.5% to $227.6 million at September 30, 2016, primarily as a result of an increase in advances, which increased $5.9 million or 17.9% to $39.1 million at September 30, 2016. The increase in advances was used to fund the growth in assets and to partially offset a decrease of $3.1 million or 1.6% in deposits, which totaled $185.5 million at quarter end.

At September 30, 2016, the Company reported its book value per share as $8.00.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2016. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2016, the Company had approximately 8,439,515 shares outstanding of which approximately 56.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2016	2016
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$13,646	$13,108
Time deposits in other financial institutions	4,699	3,711
Investment Securities	3,548	4,213
Loans Held for Sale	203	--
Loans, net	241,222	238,468
Other Assets	31,791	32,371
Total Assets	$295,109	$291,871
Liabilities
Deposits	$185,503	$188,572
FHLB Advances	39,147	33,211
Deferred revenue	591	595
Other Liabilities	2,381	1,978
Total Liabilities	227,622	224,356
Shareholders' Equity	67,487	67,515
Total Liabilities and Equity	$295,109	$291,871
Book Value Per Share	$8.00	$8.00

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Three months ended September 30,
	2016	2015
	(Unaudited)
Interest Income	2,789	$2,984
Interest Expense	328	350
Net Interest Income	2,461	2,634
Provision for Losses on Loans	4	11
Non-interest Income	168	114
Non-interest Expense	2,168	2,065
Income Before Income Taxes	457	672
Income Taxes	160	134
Net Income	297	$538
Earnings per share:
Basic and diluted	0.04	$0.06
Weighted average outstanding shares:
Basic and diluted	8,335,931	8,317,255